MEMBERSHIP INTEREST TRANSFER AGREEMENT

THIS MEMBERSHIP INTEREST TRANSFER AGREEMENT (“Agreement”), dated as of this 19th day of November, 2008, by and among ST. CHARLES COMMUNITY, LLC, a Delaware limited  liability company (hereinafter, the “Seller”), and U.S. HOME CORPORATION, a Delaware corporation (hereinafter, the “Purchaser”).

WITNESSETH:

WHEREAS, Seller is the owner of fifty percent (50%) of the membership interests of St. Charles Active Adult Community, LLC, a Maryland limited liability company (the “Company”); and

WHEREAS, Purchaser is the owner of fifty percent (50%) of the membership interests in the Company; and

WHEREAS, the Company was formed as a Maryland limited liability company pursuant to those certain Articles of Organization of the Company filed with the Maryland State Department of Assessments and Taxation on September 21, 2004 (the “Articles of Organization”) and that certain Operating Agreement of the Company dated as of September 28, 2004 (the “Operating Agreement”); and

WHEREAS, pursuant to the provisions of the Operating Agreement, Seller was appointed and has acted as Manager (as such term is defined in the Operating Agreement) of the Company from and after the formation of the Company; and

WHEREAS, the Seller desire to sell its entire, undivided fifty percent (50%) membership interest (the “Membership Interest”) in the Company to Purchaser, and Purchaser desires to acquire from Seller, Seller’s entire undivided Membership Interest in the Company, in accordance with the terms, provisions and conditions set forth herein below; and

WHEREAS, Seller and Purchaser further desire to terminate the Affiliated Agreements (defined hereinafter) in accordance with the terms, provisions and conditions set forth herein below.

NOW, THEREFORE, in consideration of the foregoing premises, the reciprocal agreements of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Agreement.

1.1           Purchase and Sale of Membership Interest.

          (a) Seller agrees to sell, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, its entire, undivided Membership Interest in the Company, free and clear of all liens and encumbrances, for the price and upon the terms and subject to the conditions herein contained.

       (b) Upon payment of the Purchase Price in full, and from and after Closing (defined hereinafter) hereunder, Seller shall be deemed to have assigned, transferred, and set over to Purchaser, its successors and assigns, all of Seller's right, title and interest in, under and to all of the Membership Interest, including, without limitation, all rights to share in such profits and losses, to receive such distribution or distributions, and to receive such allocations of income, gain, loss, deduction or credit or similar items to which Seller, as a Member in the Company, was entitled, all right, title and interest in and to Seller’s capital account, all rights of the Seller as a Member of the Company to exercise any and all rights and powers of a Member of the Company and to participate in the management of the business and affairs of the Company, all rights of the Seller as the Manager of the Company to exercise any and all rights and powers of the Manager, and any and all other rights otherwise inuring to the Seller by virtue of owning the Membership Interest and being a member of the Company, whether under the Operating Agreement, the Maryland Limited Liability Company Act or otherwise.  The Seller acknowledge and agree that so long as this Agreement remains in effect, Seller shall not be entitled to any distributions or allocations of profit, income or cash from the Company, and Seller hereby waives any and all claims with respect thereto.  In the event Seller files a partial year tax return for the Company after Closing hereunder, such return shall be prepared in accordance with the provisions of the Operating Agreement, provided however, Purchaser shall have the right to approve the allocations of profits and losses to the Company and its Members.

            1.2           Affiliated Agreements. At Closing hereunder, Seller, Purchaser and/or the Company, as the case may be, shall cause the following agreements referred to or contemplated in the Operating Agreement to be terminated upon the terms and subject to the conditions hereinafter contained (collectively, the “Affiliated Agreements”):

(a) that certain Joint Venture Agreement For St. Charles Active Adult Community dated November 14, 2002 between Seller and Purchaser, as amended by (i) a First Amendment to Joint Venture Agreement dated February 13, 2003, (ii) a Second Amendment to Joint Venture Agreement dated February 28, 2003, (iii) a Third Amendment to Joint Venture Agreement dated February 28, 2003, and (iv) a Fourth Amendment to Joint Venture Agreement dated March, 2003 (collectively, the “Joint Venture Agreement”);

(b) that certain Management and Development Agreement dated November 23, 2004 between Seller, as manager, and the Company, as owner (the “Management and Development Agreement”); and

(c) that certain Purchase Agreement dated November 23, 2004 between the Company, as seller,  and the Purchaser, as purchaser, as amended by a First Amendment to Purchase Agreement dated June 20, 2006 (collectively, the “Purchase Agreement”).

2.           Purchase Price.  The purchase price to be paid by Purchaser to Seller (the “Purchase Price”) for the Membership Interest shall be Three Million Four Hundred Sixty-seven Thousand and No/100 Dollars ($3,467,000.00), payable as set forth in Section 3.4 hereunder.

3.           Closing.

3.1           Conditions Precedent to the Obligations of Purchaser. Each and every obligation of Purchaser to be performed at Closing shall be subject to the satisfaction, prior to or at Closing, of each the following conditions precedent:

(a) All proceedings, with respect to the Company or otherwise, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and Purchaser’s counsel, and Seller shall have made available to Purchaser for examination the originals or true and correct copies of all documents related to the Membership Interest and the Property in Seller’s possession or control, which Purchaser may reasonably request in writing, in connection with the transactions contemplated by this Agreement.

(b) During the period from the Effective Date through the Closing Date (as hereafter defined), there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which is or may be materially adverse to the financial condition of the Company.  For purposes of this condition, Purchaser acknowledges that it owns the other fifty percent (50%) membership interest in the Company, and is familiar with the business and affairs of the Company as of the Effective Date, including, but not limited to, its financial standing.

(c) During the period from the Effective Date through the Closing Date, (i) neither the Company nor any real property, personal property or other assets of the Company shall have been adversely affected by reason of any loss, taking, moratorium, condemnation, destruction or physical damage, whether or not insured against.

(d) During the period from the Effective Date through the Closing Date, there shall not have occurred any materially adverse change in the physical or environmental condition of the Property, or any part thereof.

(e) The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if said representations and warranties had been made on the Closing Date.  Seller shall provide Purchaser at Closing with a factually accurate written certificate (“Closing Certificate”) confirming that all such representations and warranties remain true and complete on the Closing Date, as if such representations and warranties had been made on the Closing Date.  Notwithstanding that certain of Seller’s representations and warranties may be limited to the extent of the Seller’s knowledge (or other similar qualifiers) of the facts stated therein, the condition precedent to Purchaser’s obligation to settle hereunder shall not be so limited, and the satisfaction of said condition shall depend upon the actual correctness as of the time of Closing of the facts stated in all such representations and warranties.

(f) From and after the Effective Date, Seller shall be prepared to perform and/or observe, and as of Closing, Seller shall have performed and observed, each in all material respects, all covenants, obligations and agreements required of Seller under this Agreement.

(g) Fee simple title to the Property (as hereafter defined) shall be vested in the Company and shall be good of record and in fact, insurable at standard rates and free and clear of all liens, encumbrances, leases and tenancies, except for the following exceptions: (a) the lien of any real estate taxes and assessments for the then current tax year, (b) those exceptions shown on Schedule B of that certain owner’s title insurance policy issued to the Company (the “Company’s Title Insurance Policy”), a copy of which is attached as Exhibit A hereto and made a part hereof, (c) such additional instruments, liens, encumbrances, easements and/or rights of way as have been recorded in the Land Records of the County in connection with the development and construction on the Property since the date of the Company’s Title Insurance Policy, and (d) the lien, operation and effect of the first lien deed of trust and any amendments thereto on the Property to secure the Chevy Chase Loan (defined hereinafter) (collectively, the “Permitted Exceptions”).  In addition, Purchaser shall have acquired the binding commitment (which commitment, Purchaser shall diligently pursue) from a nationally recognized title insurance company selected by Purchaser (the “Purchaser’s Title Insurance Company”) to issue to Purchaser (or at Purchaser’s election, the Company) on the Closing Date, at Purchaser’s expense, an A.L.T.A. owner’s title insurance policy (or, at Purchaser’s election, an endorsement to the Company’s Title Insurance Property) with a “non-imputation endorsement” and such other endorsements reasonably requested by Purchaser (collectively, the “Purchaser’s Title Policy”) in the amount of Eleven Million Dollars ($11,000,000.00), insuring the fee simple estate in the Property  to be vested of record in the Company, subject solely to the Permitted Exceptions.

In the event any of the conditions precedent contained in this Agreement have not been satisfied on or before the Closing Date (unless the failure of any such condition precedent is caused by the direct action of Purchaser, which direct action continues after fifteen (15) days written notice from Seller to Purchaser), then Purchaser shall thereafter have the right, by written notice given to Seller on or before the Closing Date, to either (i) terminate this Agreement upon written notice to Seller, in which event neither party shall have any further liability hereunder, except for such liabilities that expressly survive termination of this Agreement, and the Affiliated Agreements shall remain in full force and effect, or (ii) waive such unsatisfied condition(s) by written notice to Seller given on or before the Closing Date, and proceed to Closing as provided herein, provided however, any such waiver shall not constitute a waiver by Purchaser of any breach by Seller of any of its covenants, representations, or warranties under this Agreement, or (iii) extend the Closing Date until that date which is ten (10) days after satisfaction of all such conditions precedent, provided however, if Purchaser elects item (iii), Purchaser shall thereafter continue to have the right to elect item (i) or (ii) above.  Notwithstanding the foregoing, in the event Purchaser elects to extend the Closing Date pursuant to item (iii) above, Seller shall use its best efforts to satisfy all unsatisfied conditions precedent to Closing; provided however, in the event that despite such effort Seller fails to satisfy all unsatisfied conditions precedent to Closing on that date which is sixty (60) days after the original Closing Date, then Purchaser shall, within ten (10) days after the expiration of such sixty (60) day period, elect item (i) or (ii) above by written notice given to Seller.  In the event Purchaser fails to provide said notice within such ten (10) day period, Purchaser shall be deemed to have elected item (i).

3.2           Closing Date.  Provided that all of the conditions precedent set forth in this Agreement have been satisfied, or waived by Purchaser as set forth above, the closing (“Closing”) of the transfer of the Membership Interest pursuant to this Agreement shall occur on November 26, 2008 (the “Closing Date”) at the offices of the Purchaser’s Title Insurance Company (the “Settlement Agent”).  Time shall be of the essence as to the Closing Date.

3.3           Seller’s Obligations. On the Closing Date, Seller shall:

(a) execute, acknowledge and deliver to Purchaser an Assignment of Membership Interest, in the form attached as Exhibit B, with special warranty of title, conveying to Purchaser all of Seller’s Membership Interest free and clear of any and all Liens (as hereinafter defined).

(b) pay all costs which Seller is obligated to pay under the terms of this Agreement;

(c) approve, execute and deliver to Purchaser and the Settlement Agent a settlement statement prepared by the Settlement Agent and approved by the parties reflecting all payments and adjustments (if any) pertinent to the sale and purchase of the Membership Interest;

(d) execute and deliver to the Settlement Agent a sworn statement that Seller is not a “foreign person” or a “foreign corporation”, as the case may be, and containing such other information as may be required by Section 1445(b)(2) of the Internal Revenue Code and the regulations thereunder;

(e) execute and deliver to Purchaser’s Title Insurance Company any and all affidavits, indemnities and other documentation which may be reasonably required by the Purchaser’s Title Insurance Company, including but not limited to a non-imputation affidavit in usual and customary form;

(f) execute and deliver the Closing Certificate to Purchaser;

(g) deliver to Purchaser the fully executed Contract Assignments (defined hereinafter), fully executed by all necessary parties;

(h) execute and deliver original counterparts of the Joint Venture Termination Agreement (defined hereinafter) and the Purchase Agreement Termination Agreement (defined hereinafter) to Purchaser, and shall cause the Company to execute and deliver original counterparts of the Management and Development Agreement Termination Agreement (defined hereinafter) to Purchaser;

(i) execute and deliver to Purchaser such resolutions or other documentation reasonably satisfactory to Purchaser necessary to evidence Seller’s resignation and termination as the Manager, an authorized person, and officer of the Company;

(j) deliver any and all documents and other information with respect to the Company’s bank, credit or investment accounts of the Company, and execute and deliver to Purchaser such resolutions or other documentation reasonably satisfactory to Purchaser and as required by the financial institutions administering such accounts, necessary to evidence Seller’s removal and termination as an authorized person on such accounts;

(k) cause the return of the letter of credit Deposit (as such term is defined in the Purchase Agreement) in the amount of One Million Dollars ($1,000,000.00) being held by the escrow agent in accordance with the Purchase Agreement, and execute and deliver to Purchaser authorization to cancel such letter of credit in form and substance required by the issuer of such letter of credit, and as otherwise required by Purchaser;

(l) execute and deliver all additional documents which may be reasonably necessary or appropriate to carry out the provisions of this Agreement; and

(m) deliver the Financial Statements (defined hereinafter).

3.4           Purchaser’s Obligations.  On the Closing Date, Purchaser shall:

(a) pay the Purchase Price in full to Settlement Agent in immediately available funds, by cashier’s or certified check or wire transfer of funds, for delivery to Seller upon consummation of the Closing;

(b) approve, execute and deliver to Seller and the Settlement Agent a settlement statement prepared by the Settlement Agent and approved by the parties reflecting all payments and adjustments (if any) pertinent to the sale and purchase of the Membership Interest;

(c) execute and deliver original counterparts of the Joint Venture Termination Agreement (defined hereinafter) and the Purchase Agreement Termination Agreement (defined hereinafter) to Seller, and shall cause the Company to execute and deliver original counterparts of the Management and Development Agreement Termination Agreement (defined hereinafter) to Seller; and

(d) execute and deliver all additional documents which may be reasonably necessary or appropriate to carry out the provisions of this Agreement; and

4.           Representations and Warranties.

          4.1             Seller’s Representations and Warranties - as to the Seller. Subject to the terms of this Agreement, Seller represents, warrants and covenants to Purchaser that, as of the Effective Date and again as of the Closing Date:

(a) Seller is the sole owner, beneficially, legally and of record, of the Membership Interest and possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.  All consents, approvals, and authorizations from any person or entity required for the execution and delivery of this Agreement by Seller, and the compliance by Seller with all the provisions hereof, have been obtained and will be in effect as of the Closing Date.

(b) The transfer by Seller of its Membership Interest in the Company, pursuant to this Agreement, does not conflict with and will not result in any breach of the terms, conditions or provisions of, constitute a default under, or result in or permit the creation or imposition of any Lien (defined hereinafter) upon the Membership Interest or the Property pursuant to any indenture, mortgage, or other agreement or instrument or any judgment, decree, order or decision to which Seller or the Company is a party or by which Seller and/or its Membership Interest and/or the Company and/or the Property are bound, other than the Chevy Chase Loan Documents.

(c) There is no pending, and to the best of Seller’s knowledge no threatened, action, suit, arbitration, or legal, administrative, or other proceeding, in any court or by or before any governmental agency affecting Seller’s Membership Interest in the Company or affecting the Company or the Property or in any manner related to or arising out of the ownership, management, or operation of the Property by the Company or otherwise.

(d) No bankruptcy, insolvency, rearrangement, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending or, to Seller's knowledge, threatened against Seller or the Company, and Seller has no intention of filing or commencing any such action or proceeding.

(e) Seller has made “capital contributions” to the Company totaling Four Million Six Hundred Twenty-six Thousand Eight Hundred Ninety-four Dollars ($4,626,894) and “additional capital contributions” to the Company totaling Zero Dollars ($0) and Seller’s “capital account” has a positive balance of Three Million Four Hundred Sixty-six Thousand Eight Hundred Ninety-four Dollars ($3,466,894).  For purposes of this Agreement, the terms “capital contribution”, “additional capital contribution” and “capital account” shall have the meanings assigned to them in the Operating Agreement.  From and after Closing hereunder, (i) Seller’s capital account shall transfer and carry over to Purchaser in accordance with the provisions of Treas. Reg. §1.704-1(b)(2)(iv)(1), and (ii) all loans made by Seller to the Company shall be deemed discharged, and paid in full.

(f) As of the Closing Date, any and all obligations or liabilities which the Company or Purchaser may have under any management agreement, development agreement, loan transaction or similar or related agreements or transactions, including but not limited to the Management and Development Agreement, which may require the Company to pay any fees, compensation or other payments to Seller or to any other person related to or controlled, directly or indirectly, by Seller with respect to the Company or the Property shall be terminated and no longer binding upon the Company or Purchaser, other than the payment of the Road Fee (defined hereinafter in Section 5.1(c)).  Notwithstanding the foregoing, the Company and Purchaser, as applicable, shall remain subject to the obligations contained in the PUD Documents (as defined below) to the same extent that any owner of real property in the St. Charles Planned Unit Development is subject to the PUD Documents.

(g) This Agreement constitutes Seller’s valid and legally binding obligation enforceable against Seller and its legal representatives, and their respective successors and permitted assigns, in accordance with its terms.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller will not (a) to Seller’s knowledge, violate any law, governmental regulation, order, or decree to which Seller or the Company is subject or any agreement or other instrument to which Seller or the Company is a party or by which it is bound, (b) result in a breach or default under any agreement or other binding commitment of Seller or the Company (other than the Chevy Chase Loan Documents), or any provision of the organizational documents of Seller or the Company, or (c) require any consent or approval or vote that has not been taken or given, or at the time of the transaction involved, shall not have been taken or given.

(h) Other than as contained in the Permitted Exceptions, the Required Documents (defined hereinafter) or the Approvals (defined hereinafter), Seller has not made, on behalf of itself, the Property, or the Company, any commitments or representations to any applicable governmental authorities, homeowners associations, any adjoining or surrounding property owners, or any other person or entity, which would in any manner be binding upon Purchaser or the Company or interfere with Purchaser’s or the Company’s ability to develop and improve the Property.

(i) Seller, as manager under the Management and Development Agreement, has fully performed each and every action and obligation required to be performed by manager under the Management and Development Agreement substantially in accordance with the terms and provisions of the Management and Development Agreement, and no “Event of Default” (as such term is defined in the Management and Development Agreement) has occurred thereunder.

4.2   Seller’s Representations and Warranties - as to the Company. Subject to the terms of this Agreement, Seller represents, warrants and covenants to Purchaser that, as of the Effective Date and again as of the Closing Date:

(a) The Membership Interest is good and marketable, free and clear of any and all liens, encumbrances, pledges, security agreements, options, claims, charges and restrictions of any nature or kind whatsoever (collectively, “Liens”).  The Membership Interest has not previously been assigned, no other person has any right to purchase any of the Membership Interest, Seller has the right and ability to transfer the Membership Interest, no other person or entity has any legal or beneficial interest in the Membership Interest and, except for Purchaser or as may have been created by Purchaser, no other person or entity has any other legal or beneficial interest in the ownership of the Company.

(b) The Membership Interest constitutes all membership interests owned by Seller in the Company.  To Seller’s knowledge, the Membership Interest has not been certificated, and no certificates or other evidence of the Membership Interest exists.

(c) As set forth in the Company’s Title Insurance Policy, the Company is the fee simple owner, beneficially, legally and of record, of good and marketable, fee simple title in and to that certain real property and its improvements located in St. Charles, Charles County (the “County”), Maryland, as shown in Parcel A, Gleneagles Neighborhood, as more fully described on Exhibit C, attached hereto and made a part hereof (the “Property”).  The Property is the Company’s primary asset.  To Seller’s knowledge, there are no Liens or encumbrances or restrictions of any kind, nature or description affecting the Property except for the lien of the Chevy Chase Loan Documents, the Permitted Exceptions or those contained in the Required Documents or the Approvals.

(d) To Seller’s knowledge, the Company has acquired all Approvals for its current uses as to the currently developed phase or phases of the Property, as required by all applicable governmental authorities, and such Approvals are in full force and effect.

(e) Attached hereto as Exhibit D and made a part hereof is a complete list of all management, service, subcontractor, supplier, general contractor, concession, maintenance, architectural, engineering, testing, consulting, public works, development, construction, and utility contracts and other agreements to which the Company or Seller (either pursuant to the Operating Agreement or the Management and Development Agreement) is a party, including but not limited to the Affiliated Agreements and the Chevy Chase Loan Documents (defined hereinafter in subsection (j) of this Section) (collectively, the “Contracts”), with respect to its ownership, operation and management of the Property.  Seller represents and warrants, to Seller’s knowledge, that (i) all Contracts are in full force and effect in accordance with their respective terms, and (ii) no default or breach exists under any of the Contracts and there exists no condition or circumstance which, with the giving of notice or the passage of time, or both, would result in a default, breach or termination right of any party to such Contracts. To the extent that any Contracts are entered into by Seller rather than the Company, such Contracts shall be so identified on Exhibit D and assigned to the Company at Closing pursuant to an assignment agreement, the form and substance of which shall be subject to Purchaser’s reasonable approval (the “Contract Assignments”).

(f) Attached hereto as Exhibit E and made a part hereof is a complete list of all payment, performance, maintenance and other bonds, letters of credit and other forms of surety issued by or on behalf of Seller or the Company (collectively, the “Bonds”), with respect to or required by the Approvals, the Contracts, or the ownership, operation or management of the Property.  Seller represents and warrants, to Seller’s knowledge, that (i) all Bonds required by the Approvals have been posted in accordance with the requirements of the Approvals and the applicable governmental authorities, (ii) the Bonds are in full force and effect in accordance with their respective terms, and (iii) no default or breach exists under any of the Bonds and there exists no condition or circumstance which, with the giving of notice or the passage of time, or both, would result in a default, breach or liability with respect to such Bonds.  In the event any Bond is in the name of the Seller, rather than the Company, then the Company shall have the right, from and after Closing hereunder, to work under such Bonds until such time as the Company has assumed or replaced such Bonds in accordance with Section 4.5(c), subject however, to the provisions of Section 4.5(d), which the Company shall diligently pursue.

(g) The Company is duly organized, validly existing and in good standing as a Maryland limited liability company.  Attached hereto as Exhibit "F" are true and correct copies of the Articles of Organization and Operating Agreement of the Company (the "LLC Documents").  To Seller’s knowledge, the Articles of Organization and Operating Agreement are in full force and effect and have not been modified or amended.

(h) To Seller’s knowledge, the only activity of the Company since its inception has been the acquisition of the Property, obtaining the Approvals and its performance in accordance with the Contracts, Approvals and the Bonds.

(i) All bills and claims for current billing periods for labor performed and goods, services or materials furnished to or for the benefit of the Property have been (or prior to the Closing Date will be) paid in full from funds of the Company, and, to Seller’s knowledge, there are no mechanics’ liens or materialmen’s liens (whether or not perfected) on or affecting the Property.  Any funds which the Company may owe or any liability which the Company may have in contravention of the representations and warranties set forth in this subsection are set forth in complete and accurate detail in Exhibit G, including but not limited to the name of the creditor, the amounts owed (or the amounts in dispute) and the addresses, phone numbers and account numbers with such creditors.

(j) To Seller’s knowledge, the Company has no monetary or other obligation, indebtedness, commitment or liability, known or unknown, choate or inchoate, to any third party, except for those obligations identified in the Required Documents, the Approvals, Exhibit G, and that certain loan (the “Chevy Chase Loan”) made by Chevy Chase Bank in the amount of Eight Million Dollars ($8,000,000.00) pursuant to a certain loan agreement dated March 1, 2005, which loan has a current outstanding balance of Three Million Five Hundred Dollars ($3,500,000.00), and any and all other documents evidencing or securing such loan (collectively, the “Chevy Chase Loan Documents”).  To Seller’s knowledge, other than with respect to Seller’s conveyance of its Membership Interest pursuant to this Agreement, no event exists or is likely to exist in the future which, with the passage of time or the giving of notice, or both, constitutes or will constitute a default by the Company under any of the Chevy Chase Loan Documents.  The parties acknowledge and agree that the Chevy Chase Loan shall not be paid or satisfied from proceeds of the Purchase Price paid at Closing, but rather, the Chevy Chase Loan shall remain in effect until such time as Purchaser elects to satisfy it.

(k) Any and all tax reports and returns of any nature whatsoever required to be filed by law through current periods have been duly filed by the Seller or the Company, as the case may be, and all payments, if any, required for the periods covered by such returns, including all late penalties, have been paid in full from funds of the Company.

(l) Since its inception, the Company has had no income other than with respect to the Property, and, to Seller’s knowledge, shall have no outstanding or unpaid expenses as of Closing unless specifically identified on Exhibit G.

(m) To Seller’s knowledge, the Company has no employees and has entered into no agreement or contract to hire any employees.

(n) The Company is the sole “Declarant” pursuant to that certain Declaration of Covenants, Conditions and Restrictions, Gleneagles Subdivision, the Heritage at St. Charles, dated October 24, 2005, and recorded among the Land Records of Charles County, Maryland at Liber 5514, Folio 24 (the “Declaration”), and no rights or obligations of the Declaration pursuant to the Declaration have been assigned or conveyed.  From and after Closing hereunder, Seller shall have no rights whatsoever as the Declarant or otherwise under the Declaration with respect to the Property, provided however, nothing contained herein is intended to waive or diminish any rights Seller may have in its capacity as the declarant of the master association for the St. Charles Planned Unit Development, including but not limited to any organizational document, declaration, covenant, easement, restriction or other similar or like document which is now or hereafter recorded among the Land Records of Charles County, Maryland (collectively, the “PUD Documents”) or the obligations arising thereunder, related to or in connection with the development and management of the St. Charles Planned Unit Development.

(o) Seller has delivered to Purchaser complete copies of (i) the annual financial statements of the Company for its fiscal years ending 2006 and 2007 prepared by Seller and (ii) quarterly financial statements of the Company for the current fiscal year prepared by Seller (collectively, the “Financial Statements”).   To Seller’s knowledge, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout all periods.

4.3   Seller’s Representations and Warranties - as to the Property. Subject to the terms of this Agreement, Seller represents, warrants and covenants to Purchaser that, as of the Effective Date and again as of the Closing Date:

(a) Except as set forth in the Permitted Exceptions, there are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Property, and, to Seller’s knowledge, there are no parties in possession of any portion of the Property as trespassers, tenants or licensees.

(b) To Seller’s knowledge, there does not exist in connection with the use and operation of the Property any violation of any federal, state, county, or municipal law, ordinance, order or regulation, any zoning, fire, health, building, land use or similar regulation, or of any private restriction, easements, covenant or conditions of record.  To Seller’s knowledge, the Company is in compliance with all laws, ordinances, rules, rulings, orders, regulations, and requirements of all governmental or quasi-governmental bodies or entities having jurisdiction or authority thereover, including but not limited to zoning and subdivision laws and regulations.

(c) To the best of Seller’s knowledge, (i) the Property is free of Hazardous Materials (as defined below); (ii) none of the Property has been used for the storage, manufacture, repair or disposal of Hazardous Materials; (iii) no complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions, Hazardous Materials or any other environmental, health or safety matters affecting the Property, or any portion thereof, from any person, government or entity, has been received by Seller or the Company; and (iv) all federal, state and local environmental laws and regulations affecting the property and Hazardous Materials have been fully complied with.  “Hazardous Materials” means toxic materials, hazardous waste, hazardous substances [as such terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6901, et seq.) or in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. 9601 et seq.) or in other federal, state or county laws governing such matters], asbestos or asbestos-related products, oils, petroleum-derived compounds, radon, PCB’s, gas or oil storage tanks, or other such hazardous materials or pesticides.

(d) No notice has been received by Seller or the Company of any violation of any federal, state or local law, or ordinance or regulation, relating to industrial hygiene or to the environmental conditions on, under or about the Property, including, but not limited to, soil and ground water condition.  To the best of Seller’s knowledge, the Property (including the surface and subsurface soil, surface water, ground water, and improvements) is free of (i) any waste or debris, (ii) contamination, and (iii) substances the presence of which is prohibited by any law.

(e) Seller has no information or knowledge of any change contemplated in any applicable laws, ordinances, or regulations, or any judicial or administrative action, including any condemnation or moratorium, or any action by adjacent landowners, or natural or artificial conditions upon the Property which would prevent, limit or impede the Company’s development or use of the Property in accordance with the Approvals.

(f) Seller has not received notice, either oral or written, and has no knowledge that any governmental or quasi-governmental agency or authority intends to commence construction of any special or off-site improvements or impose any special or other assessment against the Property or any part thereof, except as may be provided in the Permitted Exceptions.

                (g) Seller has no knowledge of any fact, condition, action, or proceeding of any kind or character not heretofore disclosed by Seller to Purchaser in writing, that would materially adversely affect the development or construction upon the Property in accordance with the Approvals, including but not limited to:  (i) planned or threatened rezoning actions, including without limitation any rezoning or modification to the existing zoning which would reduce the number of units contained in the Approvals or impose any local or state development fees or charges with respect to the construction of the units contemplated in the Approvals, (ii) planned or threatened road widenings, scenic easements, or other takings by eminent domain or condemnation, or claims of adverse possession or prescriptive easements, (iii) adverse subsurface conditions such as underground mines, caves, unusual rock formations, buried military ordnance,  burial sites, or archeological or paleontological sites, (iv) the presence or inhabitance of any threatened or endangered species, or (v) any planned or actual application or proposal to include the Property or any part thereof in any national or state register of historic places or sites or to designate the Property or any part thereof as an historic landmark.

4.4           Seller’s General Representations and Warranties. Subject to the terms of this Agreement, Seller represents, warrants and covenants to Purchaser that, as of the Effective Date and again as of the Closing Date:

(a) Any and all representations and warranties made by Seller in this Agreement are being made by Seller on behalf of itself, in its capacity as the Manager pursuant to the Operating Agreement, and in its capacity as the manager pursuant to the Management and Development Agreement.

(b) To Seller’s knowledge, the representations and warranties made by Seller in this Agreement do not omit to state any material fact necessary to make the representations and warranties made, in light of the circumstances under which they were made, not misleading.

(c) To Seller’s knowledge, all documents which have been delivered, and are to be delivered, by the Seller pursuant to this Agreement are true, complete and correct.  Seller is not aware of any facts which it has not disclosed to Purchaser which could materially and adversely affect the Company, the Property and/or the Company’s ability to conduct business operations after the Closing Date.  Seller has provided, and shall provide, Purchaser with full access to all data, information, documents and other materials to which Purchaser may have therefore requested access pursuant to this Agreement.

(d) Between the date hereof and Closing, Seller agrees to take no action which would cause any of the above-listed representations and warranties to become untrue, and agrees to take all reasonable measures necessary to prevent said representations and warranties from becoming untrue.  Seller shall promptly notify Purchaser upon Seller’s obtaining knowledge that any representation or warranty set forth herein has become inaccurate.

4.5           Purchaser’s Representations, Warranties and Covenants. Subject to the terms of this Agreement, Purchaser represents, warrants and covenants to Seller that, as of the Effective Date and again as of the Closing Date:

(a) Purchaser is a Delaware corporation existing in good standing, duly incorporated and authorized to do business under the laws of the State of Maryland, has the full right, power and authority to enter into and perform its obligations under this Agreement and has performed all requisite action required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated thereunder (except as set forth in Section 9.17 below, which Purchaser shall diligently pursue).  The execution and delivery of this Agreement by Purchaser constitutes the legal, valid and binding obligations of and enforceable against Purchaser.  The persons executing this Agreement on behalf of Purchaser have the authority to enter into this Agreement and to bind Purchaser in accordance with its terms without obtaining any other consents or approvals from third parties (except as set forth in Section 9.17 below, which Purchaser shall diligently pursue).

(b) The execution and delivery of this Agreement by Purchaser and the consummation of transactions contemplated thereunder will not violate any law or governmental regulation, order, or decree to which Purchaser is subject with respect to any other agreement or instrument to which Purchaser is a party or by which it is bound.

(c) From and after Closing, Purchaser shall cause the Company to, if permitted by the County and any other applicable governmental authority, at Purchaser’s election either (i) assume all obligations under the Bonds pursuant to an assignment agreement acceptable to the County and the Company, and signed by Seller (which assignment agreement shall, among other provisions, release Seller from any personal liability under such Bonds), or (ii) post replacement bonds or letters of credit with the County in form and substance acceptable the County and the Company.  In the event the Company posts replacement bond(s) or letter(s) of credit with the County as set forth in item (ii), it shall have no obligation to pursue the return of Seller’s bonds or letters of credit; however, it shall cooperate with Seller, at no cost to Purchaser, in Seller’s efforts to have its bonds or letters of credit released.

(d) In the event Seller has any continuing personal liability under the Bonds after Closing, then the Company and Purchaser shall jointly and severally indemnify, defend and hold harmless the Seller from any and all loss, costs, claims or liability arising after Closing resulting from the Company’s failure to perform any bonded work after Closing in accordance with the terms and provisions of the Bonds.  The terms and provisions of this Subsection shall survive Closing until the earlier of the date on which (i) all obligations under the Bonds have been assumed by the Company pursuant to Section 4.5(c)(i), or (ii) the Company replaces the Bonds pursuant to Section 4.5(c)(ii).

(e) Purchaser shall use commercially reasonable efforts to obtain from Chevy Chase Bank at Closing a release, in a form reasonably acceptable to Seller in all respects, in Seller’s sole discretion, of any guaranty or individual obligation of Seller under the Chevy Chase Bank Loan Documents (the “Seller Loan Release”).  It is a condition to Seller’s obligations to proceed to Closing under this Agreement that the Seller Loan Release be held in escrow at Closing for the immediate release to Seller after Closing, provided however, Seller shall have the right to waive this condition in writing in Seller’s sole discretion.  In the event the Seller Loan Release condition is not satisfied at Closing and Seller waives this condition, then from and after Closing, Purchaser shall, and shall cause the Company to, (i) keep and maintain the Chevy Chase Loan in full force and effect at all times, and shall cause no default thereunder; and (ii) indemnify, defend and hold harmless the Seller from any and all loss, costs, claims or liability under the Chevy Chase Loan Documents resulting from (1) the Seller’s conveyance of the Membership Interests pursuant to this Agreement,  or (2) any breach of the Chevy Chase Loan Documents arising after Closing hereunder.  Purchaser’s obligations in items (i) and (ii) of this Subsection shall survive Closing until the earlier of the date on which (i) the Seller Loan Release is delivered to Seller, or (ii) the Chevy Chase Loan is satisfied and paid in full.

(f) Purchaser is the sole owner of the balance of the membership interests in the Company, being the other fifty percent (50%) membership interest in the Company existing as of the Effective Date of this Agreement, and as of Closing Date.  Purchaser or Purchaser’s affiliate is acting as the home builder for the construction and sale of new homes on the Property.  As such, to the extent that any representation or warranty of the Seller proves to be untrue as a result of any direct action or inaction of the Purchaser or its affiliates on the Property, the inaccuracy of such representation and warranty shall not be used as the basis of the Purchaser’s failure to proceed to Closing under this Agreement.  Moreover, Purchaser has made its own independent investigation of the value of the Membership Interest, and deems the Purchase Price under this Agreement to be a fair and adequate compensation for the purchase of the Membership Interest, subject to the terms and provisions of this Agreement.  Purchaser further represents and warrants that it has no knowledge of any fact or circumstance which would cause any of the Seller’s representations and warranties hereunder to be untrue or incomplete in any way.

(g) Purchaser shall, at no cost to Purchaser, promptly provide to the Seller any and all tax information or financial information related to the Company reasonably requested by Seller to prepare and file its 2008 federal and state tax returns, as they relate to the Membership Interest, and shall cooperate and provide to the Seller, at no cost to Purchaser, promptly any and all reasonably requested information in connection therewith.

          4.6     Survival.  The representations and warranties made by Seller and by Purchaser as set forth herein shall, unless otherwise specifically stated herein to the contrary, survive hereafter and after Closing until the expiration of the applicable statute of limitations, if any, thereon.

5.           Affiliated Agreements.

5.1.           Termination Agreements. At Closing hereunder, the Affiliated Agreements shall be terminated in accordance with the following terms and conditions:

(a) Joint Venture Agreement. At Closing hereunder, Seller and Purchaser shall execute and deliver a termination agreement in the form attached hereto as Exhibit H (the “Joint Venture Termination Agreement”), whereupon, (i) the Joint Venture Agreement shall be deemed null and void and of no further force or effect, and (ii) except for any obligations or liabilities set forth in this Agreement and those which, pursuant to the Joint Venture Termination Agreement, expressly survive termination of the Joint Venture Agreement, each party shall be released from any further obligations or liabilities thereunder.

(b)  Management and Development Agreement. At Closing hereunder, Seller shall execute and deliver, and Seller shall cause the Company to execute and deliver, a termination agreement in the form attached hereto as Exhibit I (the “Management and Development Agreement Termination Agreement”), whereupon, (i) the Management and Development Agreement shall be deemed null and void and of no further force or effect and Seller shall be deemed to have resigned as manager, (ii) Purchaser and the Company shall be released from any and all obligations to make payments to the Seller, as a Member, manager or otherwise, including but not limited to management fees, and any all outstanding and/or future payments or fees shall be deemed paid in full and waived by Seller, and (iii) except for any obligations or liabilities set forth in this Agreement and those which, pursuant to the Management and Development Agreement Termination Agreement, expressly survive termination of the Management and Development Agreement, each party shall be released from any further obligations or liabilities thereunder.  At and following Closing, in addition to the Purchase Price, the Purchaser shall reimburse to the Seller the actual costs incurred by Seller to duplicate files and records in connection with the turnover and transition of management of the Company to the Purchaser, provided however, in no event shall the aggregate amount of such reimbursement exceed Five Thousand Dollars ($5,000.00).

(c) Purchase Agreement. At Closing hereunder, Seller shall cause the Company to execute and deliver, and Purchaser shall execute and deliver, a termination agreement in the form attached hereto as Exhibit J (the “Purchase Agreement Termination Agreement”), whereupon, (i) the letter of credit Deposit (as such term is defined in the Purchase Agreement) in the amount of One Million Dollars ($1,000,000.00) shall be returned to Purchaser, along with a written certification from Seller authorizing its cancellation, (ii) the Purchase Agreement shall be deemed null and void and of no further force or effect, provided however, any and all representations, warranties and obligations of the Company with respect to lots previously sold to Purchaser shall survive such termination, (iii) Purchaser shall be released from any and all obligations to make any payments to the Seller or the Company under the Purchase Agreement, and the Company shall be released from any and all obligations to make any payments to the Seller under the Purchase Agreement, including but not limited to any pump station fees, road fees, costs to construct a community center or other recreational facilities or amenities, water and/or sewer connection fees, off-site construction fees, or off-site road fees, and any all outstanding and/or future payments or fees under the Purchase Agreement shall be deemed paid in full and waived by the Company and Seller, (iv) any and all refunds, rebates and/or credits in connection with or in anyway related to the payment of any charges for connection of the Property to the sewer and/or water system of the County, or any other applicable governmental or quasi-governmental authority imposed on the Property, including but not limited to any charges related to the provision of a sewer connection of the Property to the Mattawoman Interceptor, are and shall remain the sole property of the Company, Seller shall assign to the Company any and all rights with respect thereto, and Seller shall have no further rights or claims with respect thereto, and (v) except for any obligations or liabilities set forth in this Agreement and those which, pursuant to the Purchase Agreement Termination Agreement, expressly survive termination of the Purchase Agreement, each party shall be released from any further obligations or liabilities thereunder.  Notwithstanding the foregoing, the Company shall remain obligated to pay a road fee to Seller in the amount of Seven Hundred Fifty Dollars ($750.00) per lot (the “Road Fee”), which Road Fee is more particularly described in Section 2.03.1(c) of the Purchase Agreement, provided however, notwithstanding the provisions of the Purchase Agreement, the Road Fee applicable to a lot shall be payable to Seller within thirty (30) days after the settlement of the conveyance of such lot from either the Company or Purchaser, to a third party; it being understood and agreed that the Road Fee shall not be payable upon the conveyance of a lot from the Company to Purchaser, or its affiliates.

6.           Pre-Settlement Obligations of Seller.

          6.1           Delivery of Required Documents. Within five (5) business days following the Effective Date, Seller, at its sole cost and expense, shall have delivered to Purchaser, current, accurate and complete copies of all of the following documents as and if in Seller’s possession or control (the “Required Documents”):

               (a) Those certain subdivision plats identified as The Heritage at St. Charles, Sections I, II and III, and recorded among the Plat Records of the County at Plat Book 55, Page 233; Plat Book 56, Page 244; and Plat Book 57, Page 512, respectively (the “Plats”).

(b) Those certain Site Plans prepared Whitman, Requardt & Associates dated March 22, 2004 and entitled The Heritage at St. Charles (the “Site Plans”).

(c) The latest Plans and Specifications and the Budget and Development Plan (as such terms are defined in the Management and Development Agreement).

(d) All architectural drawings and specifications, as-built plans, access documents and engineering and physical inspection reports, relating to the Property.

(e) All certificates of occupancy, permits, licenses, entitlements, approvals and other authorizations required in connection with the development, construction and operation of the Property.

The plats, plans, permits, licenses and other documents and approvals referenced in items (a) through (e) above shall be referred herein collectively as the “Approvals”.

(f) Any existing survey of the Property.

(g) All certificates and policies of insurance evidencing all casualty, liability and other insurance coverages which are maintained by the Company and/or Seller with respect to the Property.

(h) All leasing, brokerage and commission agreements in Seller’s possession or control, if any, relating to the Property.

(i) All assessment notices and bills for real estate, personal property and any other taxes affecting the Property, for special assessments and for water, sewer and other charges for each of the preceding three (3) years, together with evidence of payment thereof, and a summary of any contested tax assessments.

(j) All Contracts.

(k) All Bonds.

6.2           Seller’s Covenants. Seller covenants and agrees with Purchaser that:

(a) From and after Closing hereunder, Seller agrees, at no cost to Seller, to cooperate with Purchaser to effect a smooth and efficient continuation of the affairs of the Company, including but not limited to the preservation of relations with contractors, lenders, suppliers, laborers, vendors, tenants (if any) and others with whom the Company transacts business.  From and after Closing hereunder, Seller, its members and officers, further agrees to cooperate with Purchaser, at no cost to Seller, with respect to all proceedings related to any site plan, subdivision plan or plat approvals, zoning/master planning, and development and construction permitting or approvals for the Property.  This provision is not intended to abrogate or alter the rights or discretions of the Seller as the developer of the St. Charles Planned Unit Development with respect to the Property or any lands surrounding the Property or under any of the PUD Documents.

(b) Without the prior written approval of Purchaser, neither Seller nor the Company shall, from the Effective Date until the Closing Date: (i) except as may be required by the Approvals, enter into or extend any agreements affecting all or any part of the Property or the Company; (ii) sell, assign, or convey any right, title or interest in the Property to any third party, or create or permit to exist any lien, encumbrance or charge thereon; (iii) sell, assign, pledge, hypothecate, donate, give, transfer or exchange its Membership Interest, or any portion thereof, with or to any person or entity, (iv) except as may be required by the Approvals, grant any easement or right-of-way across the Property, or (v) except as may be required by the Approvals, make any commitments or representations to any applicable governmental authorities, any adjoining or surrounding property owners, any civic association, any utility, or any other person or entity that would in any manner be binding upon Purchaser, the Company or the Property, or (vi) except as may be required by the Approvals or otherwise required by the terms of this Agreement, make (or permit to be made) any physical changes or physical alterations to or upon the Property or any part thereof, including without limitation any dumping or filling on the Property.

(c) From the Effective Date through the Closing Date, during normal business hours, Seller shall provide Purchaser and Purchaser’s attorneys, accountants, engineers, consultants and other agents, with access to all financial information, reports, financial statements, insurance policies, agreements, contracts, tax returns, rent schedules, leases, engineering plans, soil tests, environmental studies, plats, surveys, books and records and other documents and materials relating to the Company and the Property in its possession or control, and shall otherwise fully cooperate, at no cost to Seller, with Purchaser and Purchaser’s agents as requested by Purchaser in relation to Purchaser’s study of the Membership Interest, the Property and the business conducted by the Company.

(d) Seller shall maintain all of Seller's insurance policies relating to the Property, or any part thereof, in full force and effect until the Closing Date.

(e) Seller shall promptly furnish to Purchaser from time to time all information pertaining to the Property, in Seller’s possession or control, reasonably requested by Purchaser or its representatives and shall continue to permit Purchaser and its representatives to make inspections and tests of the Property at Purchaser’s sole risk and expense.
(f) Seller shall provide Purchaser promptly upon receipt any notices, written or oral, received by Seller with respect to the Property from any private party or governmental entity.

7.           Default.

7.1           Seller’s Default.  If Seller shall be obligated to proceed to Closing under the provisions of this Agreement and shall fail to do so for any reason whatsoever or Seller otherwise defaults in the performance of its obligations hereunder, and if such failure or default continues after fifteen (15) days written notice to Seller and an opportunity to cure, then Purchaser shall have the right to elect, as determined in its sole discretion, (i) to seek any legal or equitable relief and damages against Seller, including, without limitation, compelling Seller to convey the Membership Interest to Purchaser by a suit for specific performance, and/or (ii) to declare this Agreement to be terminated, in which event Seller shall reimburse Purchaser for all costs incurred by Purchaser in connection with this Agreement including, without limitation, reasonable attorney’s fees.

7.2           Purchaser’s Default.  If Purchaser shall be obligated to proceed to Closing under the provisions of this Agreement and shall fail to do so for any reason whatsoever or Purchaser is otherwise in default hereunder, and if such failure or default continues after fifteen (15) days written notice to Purchaser, then Seller shall have the right, as its sole and exclusive remedy, hereby waiving any and all other rights and remedies available at law or in equity, to declare this Agreement to be terminated, in which event Purchaser shall reimburse Seller for all costs incurred by Seller in connection with this Agreement, including, without limitation, reasonable attorney’s fees.

7.3           Litigation.  In the event that any litigation or legal proceedings are brought to enforce the terms of this Agreement, in addition to the rights and remedies set forth herein, the prevailing party shall be entitled to an award of the costs of enforcement of this Agreement, including, but not limited to, reasonable attorney’s fees.  Any such litigation or legal proceeding shall be brought in a competent court in the State of Maryland or the United States District Court for the District of Maryland (Greenbelt Division) (depending upon jurisdiction for the amount and type of controversy).

8.           Indemnification and Hold Harmless; Release.

(a) This Agreement. In the event of a breach of any agreement, representation, warranty or covenant by Seller made in this Agreement, then and in such event,  Seller shall indemnify, defend and hold harmless Purchaser and the Company, and their members, employees, members, financial advisors, attorneys, accountants, successors and assigns, against any claim, liability, loss, damage or expense (including and without limitation, reasonably attorneys’ fees and other costs for investigating and litigating claims) in connection with such breach.

(b) The Company.

                  (i)           By Seller.                          (1) Except as provided herein, from and after Closing, Seller shall defend, indemnify and hold harmless Purchaser and the Company, and their members, successors and assigns, from and against any and all claims, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including reasonable attorneys’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with all liabilities or obligations of the Company related to any act, failure to act or omission of the Company prior to the Closing Date, including without limitation, any liabilities or obligations of the Company arising out of the Company’s previously filed tax returns or in any way related to federal and state income tax, property tax (both real and personal), sales tax, payroll tax or any other taxes attributable to periods up to the Closing Date, provided however, Seller’s total liability under this subsection shall not exceed fifty percent (50%) of any such total liability.  It is expressly intended that this provision shall not apply to or relate to any cost or expense incurred by the Company in the ordinary course of its business and affairs, which may have been properly incurred prior to the Closing Date, but is not payable until after the Closing Date.

     (2) Notwithstanding the provisions of Section 8(b)(i)(1) to the contrary, the Seller shall indemnify, defend and hold harmless the Purchaser and the Company, and their members, successors and assigns, from any costs, expense, claim, liability or damage incurred by reason of the gross negligence or willful misconduct of the Seller, as Manager under the Operating Agreement, and by reason of the Seller, as Manager, acting outside the scope of its authority under the Operating Agreement, including reasonable attorneys’ fees and costs incurred by them in connection with the defense of any action based on such gross negligence, willful misconduct or actions outside the scope of the Seller’s authority as Manager.  Purchaser acknowledges that it is not aware of any such liability on the part of the Seller as of the Effective Date.  Notwithstanding anything to the contrary, this duty of indemnification shall expire one (1) year following the Closing Date.

                  (ii)           By the Company and Purchaser. From and after Closing, the Company and Purchaser shall defend, indemnify and hold harmless Seller, and its members, successors and assigns, from and against any and all claims, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including reasonable attorneys’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with all liabilities or obligations of the Company of any kind arising after the Closing or in any manner related to any act, failure to act or omission of the Company from and after the Closing.

  (c) Management and Development Agreement. Notwithstanding the provisions of Section 5.1 to the contrary, the Seller shall indemnify, defend and hold harmless the Company and Purchaser, their employees and agents, from any costs, expense, claim, liability or damage incurred by reason of the gross negligence or willful misconduct of the Seller, as manager, and by reason of the Seller, as manager, acting outside the scope of its authority under the Management and Development Agreement, including reasonable attorneys’ fees and costs incurred by them in connection with the defense of any action based on such gross negligence, willful misconduct or actions outside the scope of the Seller’s authority as manager.  Purchaser acknowledges that it is not aware of any such liability on the part of the Seller as of the Effective Date.  Notwithstanding anything to the contrary, this duty of indemnification shall expire one (1) year following the Closing Date.

  (d) Release. Except as otherwise set forth in this Agreement, Purchaser and Seller, for itself, as a Member and Manager of the Company, as manager under the Management and Development Agreement, and otherwise, and on behalf of their successors, assigns, members, stockholders, officers, directors, parents, subsidiaries and agents, hereby irrevocably and unconditionally remise, release, acquit and forever discharge each other and the Company from every manner of action and actions, cause and causes of action, suits, debts, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, damages, judgments, claims, charges, complaints, liabilities, fees, expenses and demands in law, under agreement, in equity or otherwise, know or unknown, whether vicarious, derivative or direct, whatsoever arising directly or indirectly from or related to the Membership Interest, the Company, the Operating Agreement, the Affiliated Agreements, or otherwise.

   (e) The provisions of this Section shall survive Closing.

9.           Miscellaneous.

9.1           Governing Law. This Agreement shall be governed by, and construed in compliance with the laws of the State of Maryland, applicable to contracts made and to be performed solely therein, without giving effect to the choice of law rules thereof.  The rule of construction that ambiguities are construed against the draftsperson shall not apply to this document.

9.2           No Waiver. No waiver by any party hereto or any breach of any covenant, condition or provision hereof on the part of any other party hereto to be kept and performed shall be considered to constitute a waiver of any such covenant, condition or provision, or of any subsequent breach thereof.

9.3           Severability. Should any part of this Agreement be held or declared to be invalid or ineffectual, in whole or in part, for any reason, by any court of competent jurisdiction, neither the remaining portion of this Agreement nor any other term or terms contained herein shall be invalidated, impaired or affected thereby and, in such event, this Agreement shall be construed as if such invalid, or ineffectual part had not been contained herein.

9.4           Headings. The headings in this Agreement are inserted solely for the convenience of reference and shall not constitute part of this Agreement, nor shall they affect its meaning, construction or effect.  All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, and the identity of the individual or individuals or entity or entities as such context may require.

9.5           Amendment. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought.

9.6           Broker. Seller and Purchaser each represents and warrants to the other that it has not authorized any broker, agent or finder to act on its behalf in respect to this transaction.  Seller and Purchaser each hereby agree to indemnify and hold harmless the other from and against any cost, expense, claim, liability or damage resulting from a breach of the representation and warranty herein contained.  The provisions of this subsection shall survive Closing or any earlier termination of this Agreement.
9.7           Notice. Any and all notices, requests or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery, with receipt therefor, by nationally recognized overnight delivery service, by facsimile with confirmation, or by certified mail, return receipt requested, and first class postage prepaid, as follows:
(a) If to Seller, to 222 Smallwood Village Center, Waldorf, Maryland 20602, Attn: Mark MacFarland,

with a copy to Stephen H. Scott, Esq., Chapman, Bowling & Scott, P.A., Post Office Box 610, La Plata, Maryland 20646.

(b) If to Purchaser, to 10211 Wincopin Circle, Suite 300, Columbia, MD 21044, Attn: Robert Jacoby, Division President,

with a copy to Mark Sustana, Esquire, General Counsel, Lennar Corporation, 700 NW 107th Avenue, Miami, Florida 33172 and to Matthew S. Wineman, Esquire, Rosenberg Martin Greenberg, LLP, 25 South Charles Street, Suite 2115, Baltimore, MD 21201;

or to such other address as either party may furnish to the other by notice delivered in accordance with this Paragraph.  Notice shall be deemed effective when received if hand delivered or sent by facsimile, upon the first business day following the date of posting with a nationally recognized delivery service, or upon the second business day following the date of posting in the United States mail.

9.8           Survival. The terms and provisions of this Agreement and the warranties and representations described herein shall survive settlement hereunder and the execution and delivery of the assignment of Seller’s Membership Interests, and shall not be merged within.

9.9           Further Assurances. Seller and Purchaser agree to execute, acknowledge and deliver any further agreements, documents or instruments that are reasonably necessary or desirable to carry out the transactions contemplated by this Agreement.

9.10           Effective Date. The Effective Date of this Agreement shall mean the latest date beneath the signatures of the parties to this Agreement.

9.11           Assignment. This Agreement is not transferable or assignable by Seller herein or by Purchaser herein without the prior written consent of the other party, provided however, Purchaser shall have the right to assign this Agreement at Closing to an affiliate or subsidiary of Purchaser.  The agreements, representations and warranties contained herein shall be deemed to be made by and be binding upon Seller and Purchaser, and their respective heirs, executors, administrators, other personal representatives, and their respective successors and permitted assigns.

9.12           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original against any party whose signature appears hereon, and all of which taken together shall constitute one and the same instrument binding upon all parties, notwithstanding that all parties are not signatories to the same counterpart.

                       9.13            Waiver of Jury Trial.  TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OR CONDUCT, COURSE OR DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.  EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.  FURTHER, EACH OF THE PARTIES HERETO HEREBY CERTIFIES THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO THE ACCEPTANCE OF THIS AGREEMENT BY THE OTHER PARTIES HERETO.

9.14   Business Day. “Business Day” or “business day” shall mean any day other than a Saturday, Sunday or federal holiday.

9.15   Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the subject matter hereof, and no oral agreements or written instrument, document or correspondence shall be held to effect the provisions of this Agreement.  All subsequent changes and modifications to this Agreement, to be valid, shall be by written instrument executed by all parties hereto.

9.16   Perpetuities. Notwithstanding anything to the contrary herein contained all obligations shall be satisfied on or before that date which is twenty-one years after the Effective Date. The provisions of this Section are for the sole purpose of satisfying the Rule Against Perpetuities and shall not be construed to delay any obligations hereunder.

9.17   Corporate Investment Committee. Notwithstanding any provision contained herein to the contrary, Purchaser’s obligations under this Agreement are contingent upon its receipt of the written approval of the Corporate Investment Committee of Lennar (the Purchaser being a member of the Lennar Family of Builders).  Such approval shall be evidenced, if at all, by written notice to Seller given not later than the Closing Date (the “CIC Period”).  In the event that said Corporate Investment Committee written approval is not obtained and written notice thereof not given to the Seller not later than the expiration of the CIC Period, this Agreement shall automatically terminate in which event neither Party shall have any further obligation or liability.  No waiver of such condition shall be implied, but shall be expressed, if at all, only by written notice from Purchaser specifically waiving such condition.  Purchaser shall diligently and promptly pursue such approval.

9.18   FASB Reporting. Seller recognizes that Purchaser is subject to the requirements of Interpretation No. 46, as such may have been amended ("FIN 46"), Consolidation of Variable Interest Entities, an authoritative accounting pronouncement issued by the Financial Accounting Standards Board.  Seller confirms that it has an affirmative obligation to timely cooperate in all material respects (at Purchaser’s expense) with the Purchaser's obligation to comply with the financial reporting requirements of FIN 46, including providing certain financial data and other information such as, but not limited to, asset values,  development stage, cost estimation, etc.  Purchaser agrees that such information shall be used only for financial reporting purposes to comply with FIN 46 and such information shall not be distributed individually to any other third party nor used for any other purpose. Such obligation shall survive Closing.

(Signatures on Following Page)

IN WITNESS WHEREOF, Seller and the Purchaser have signed and sealed this Agreement all as of day and year first above written.

                                     SELLER/DEVELOPER:

                                     ST. CHARLES COMMUNITY, LLC

                                     By: /s/Mark MacFarland (SEAL)
                                            Mark MacFarland,
                          Chairman of the Management Committee
                                                           Date: November 17, 2008

                                    PURCHASER/BUILDER:

                                    U.S. HOME CORPORATION

                                    By: /s/Robert Jacoby (SEAL)
                                       Robert Jacoby,
                                           Division President
                                           Date: November 20, 2008

THE COMPANY HEREBY ACKNOWLEDGES AND AGREES TO THE TERMS AND PROVISIONS OF THIS AGREEMENT:

                                     COMPANY:

                                     ST. CHARLES ACTIVE ADULT COMMUNITY, LLC

                                                                                                      By: St. Charles Community, LLC, member

                                     By: /s/Mark MacFarland (SEAL)
                                            Mark MacFarland,
                                         Chairman of the Management Committee
                                                           Date: November 17, 2008

                                    COMPANY:

                                    ST. CHARLES ACTIVE ADULT COMMUNITY, LLC

                                        By: U.S. Home Corporation, member

                                    By: /s/Robert Jacoby (SEAL)
                                       Robert Jacoby,
                                           Division President
                                           Date: November 19, 2008

EXHIBIT A

COMPANY’S TITLE INSURANCE POLICY

EXHIBIT B

ASSIGNMENT OF MEMBERSHIP INTEREST

EXHIBIT C

PROPERTY

EXHIBIT D

THE CONTRACTS

EXHIBIT E

THE BONDS

EXHIBIT F

THE LLC DOCUMENTS

EXHIBIT G

CONTINUING LIABILITIES

EXHIBIT H

JOINT VENTURE TERMINATION AGREEMENT

EXHIBIT I

MANAGEMENT AND DEVELOPMENT AGREEMENT TERMINATION AGREEMENT

EXHIBIT J

PURCHASE AGREEMENT TERMINATION AGREEMENT